Exhibit 99.1

Bonanza Creek Provides 2015 Operational Outlook and Financial Guidance, Year-End Estimates for Proved and 3P Reserves, Operations Update, and Converts to Three-Stream Reporting

DENVER, January 20, 2015 — Bonanza Creek Energy, Inc. (NYSE: BCEI) announced its 2015 capital plan and guidance, year-end 2014 proved reserves, updates to its estimated 3P reserves, and preliminary operational results during the fourth quarter. In addition, the Company announced that it has reached agreement with its gas processing providers in the Rocky Mountain region to realize operated sales volumes in three streams (oil, NGLs and natural gas) effective January 1, 2015. Unless noted, all references to BOE volumes related to activities completed during 2014 have incorporated 6:1 gas to liquids conversion of two-stream (oil and wet gas) volumes.

2015 Operational Outlook

In light of weakened crude oil pricing, the Company will cut its capital spending by approximately 36-38% as compared to 2014 and plans to invest approximately $420 million in its projects in the Wattenberg Field and Arkansas. This budget is expected to maintain the Company’s 2014 exit rate sales volumes through the full year, achieving approximately 15% annual growth on a year-over-year basis. The budget is focused on cash flow producing investments, with drilling and completions work comprising in excess of 90% of the total.

The Company expects to spend approximately $380 million in the Wattenberg Field to achieve sales volumes of approximately 23.7 MBoe/d (21.4 MBoe/d two-stream) for the year, or approximately 23% growth. The Wattenberg Field is one of the premier oil resource plays in the United States benefiting from a low cost structure and strong production efficiencies. The Company expects well costs to contract in the near term, for an average target of approximately $4.0 million for a 4,000 foot lateral with a 25-stage frac (versus $4.5MM for a 28-stage frac in 2014) and $6.75 million for a 9,000 foot lateral (versus $7.5MM in 2014). Ultimately, the Company expects well costs to continue to decline if oil prices remain depressed, although the magnitude and timing of additional cost reductions will only become evident as the year progresses. The Wattenberg drilling plan contemplates spending approximately $340 million to drill 77 gross (67 net) and complete 88 gross (71 net) operated wells utilizing approximately 2.5 rigs and increasing the application of extended reach laterals to approximately 29% of the total program. The extended reach laterals drilled to date have demonstrated shallower decline profiles and are expected to result in lower well-level finding and development costs. The Company expects to spend approximately $40 million in non-well capital, including $14 million to maintain leases that it does not intend to drill in 2015 and the remainder on essential infrastructure projects to accompany the drilling program.

In Arkansas, the Company expects to spend approximately $40 million to drill 26 gross operated wells and perform approximately 70 recompletions. This program is expected to require the use of approximately one drilling rig for the full year and hold sales volumes flat at approximately 5.6 MBoe/d.

2015 Financial and Operating Guidance

The Company is issuing the following guidance for 2015 based on three-stream reporting in the Rocky Mountain region:

Average sales volumes (MBoe/d)		27.8 – 30.7

Operating costs and expenses (per Boe):
Lease operating		$7.75 – 8.25
Cash general and administrative		$5.75 – 6.25
Production taxes (% of pre-hedge realizations):	%	10%

Capital expenditures (in millions):		$400 – 440

2014 Proved and 3P Reserves Update

Bonanza Creek’s proved reserves increased 28% year-over-year to 89.5 MMBoe (97.3 MMBoe three-stream, comprised of 56% oil, 18% NGLs and 26% natural gas). Reserve replacement in 2014 for the Company was 336%. As a result of continued success in the Wattenberg horizontal program, Rocky Mountain region proved reserves increased 39% to 68.1 MMBoe (76.4 MMBoe three-stream, comprised of 57% oil, 19% NGLs and 24% natural gas). The 12-month average pricing for crude oil and natural gas used to calculate reserves was $94.99/Bbl WTI and $4.35/MMBtu Henry Hub, respectively.

	YE 2013		YE 2014
Two-Stream Proved Reserves Profile	Equiv (Mboe)	% of Total	Oil (MBbls)	NGL (MBbls)	Gas (Mcf)	Equiv (Mboe)	% of Total	Y/Y Change
Reserve Category
Proved Developed Producing	27,840	40%	26,089	1,423	82,893	41,328	46%	48%
Proved Developed Non-Producing	4,308	6%	2,254	775	11,601	4,963	6%	15%
Proved Undeveloped	37,603	54%	26,416	1,154	94,057	43,246	48%	15%
Total Proved Reserves	69,751	100%	54,759	3,352	188,551	89,537	100%	28%

Regional Summary
Rocky Mountain	48,995	70%	44,148	—	143,997	68,147	76%	39%
Mid-Continent	20,744	30%	10,611	3,352	44,554	21,390	24%	3%
Western	12	<1%	—	—	—	—	—	—
Total Proved Reserves	69,751	100%	54,759	3,352	188,551	89,537	100%	28%

The Company also updated its year-end 2014 internal 3P reserves analysis from its two core regions. Total net 3P reserves were 498 MMBoe (558 MMBoe three-stream, comprised of 54% oil, 20% NGLs and 26% natural gas), a 40% increase over year-end 2013. During 2014, the Company added 1,538 gross (671 net) locations through ongoing acreage acquisition and delineation to bring its total drilling inventory to 3,759 gross (2,302 net) wells.

	YE 2013		YE 2014
Two-Stream 3P Reserves Profile	Gross Undrilled Locations	Net Reserves (MMBoe)	Gross Undrilled Locations	Net Undrilled Locations	Net Reserves (MMBoe)

Rocky Mountain - Legacy: Unproved
Niobrara B Bench	707	113	537	373	83
Niobrara C Bench	888	130	823	604	131
Codell	101	20	94	66	16
Total	1,696	262	1,454	1,043	230

Rocky Mountain - 2014 Acquisition: Unproved
Niobrara B Bench	—	—	852	371	73
Niobrara C Bench	—	—	691	321	65
Codell	—	—	195	94	19
Total	—	—	1,738	786	158

Rocky Mountain - Total: Unproved
Niobrara B Bench	707	113	1,389	744	156
Niobrara C Bench	888	130	1,514	925	196
Codell	101	20	289	160	35
Total	1,696	262	3,192	1,829	387

Rocky Mountain: Proved Undeveloped
Legacy	145	46	218	183	36
2014 Acquisition	—	—	8	6	1
Total	145	46	226	189	37

Rocky Mountain: Proved Developed					32

Rocky Mountain: 3P Reserves	1,841	308	3,418	2,018	456
Mid-Continent: 3P Reserves	380	43	341	284	42

Total Company: 3P Reserves	2,221	351	3,759	2,302	498

Operations Update

The Company announced strong initial performance from its multi-bench pad that employed a 28 stage frac design in each well. The pad included three 40-acre spaced wells in the Niobrara B bench and two 40-acre spaced wells in the Niobrara C bench. The 30-day average production rate for the pad was 451 Boe/d per well (two-stream) and after 60 days on production the pad average is still tracking the Company’s target 354 MBoe type curve (313 MBoe two-stream). This result is a significant improvement over its 40-acre spaced, 18-stage frac analog from the 2014 Super-Section that produced a 30-day average rate of 374 Boe/d per well (two-stream). The Company’s previous four well 40-acre spaced test in the Niobrara B Bench has produced for over 250 days and continues to track above the target type curve. The Company is very encouraged by early results from 40-acre spaced wells that utilized increased frac stage densities and expects to employ similar completion designs in the majority of its activity during 2015.

Extended reach laterals continue to outperform standard length wells and the Company is ascribing a target type curve estimated ultimate recovery of 687 MBoe (600 MBoe two-stream) to 9,000 foot lateral wells. The Company’s highly contiguous acreage is well suited for drilling medium and extended laterals and the Company plans to increase the use of them significantly in 2015 and in future years.

The Company finished its eastern legacy acreage field-level gas gathering infrastructure project during the fourth quarter and expects to install remaining compression facilities in the first quarter. This system is expected to achieve lower and more stable line pressures at the wellhead as well as quicker recovery times in the event that third parties experience unplanned midstream interruption.

Fourth quarter sales volumes are expected to be approximately 25.9 MBoe/d (27.9 MBoe/d three-stream). The quarter’s performance was negatively impacted by approximately 2,000 Boe/d, with 750 Boe/d attributable to midstream downtime in October and November, 600 Boe/d attributable to timing delays for a five well pad and 650 Boe/d attributable to extreme cold temperature events in November and December. Expected 2014 sales volumes of approximately 23.5 MBoe/d (25.3 MBoe/d three-stream), reflects approximately 45% growth over the prior year.

Management Comment

Richard Carty, Bonanza Creek’s President and Chief Executive Officer, commented, “Bonanza Creek is well prepared to weather the downturn in crude oil prices. We have attractive hedges on nearly 60% of our projected 2015 oil volumes, year-end liquidity of approximately $540 million and no term debt maturities until 2021. In addition, with 28% net growth in proved reserves, the volumes that underpin our credit facility collateral have improved.  From an operating cost perspective, the Company has no long term commitments to drill rigs, frac spreads, or other material third party operating contracts, thereby minimizing non-discretionary costs and positioning the Company to benefit from expected service, procurement, and supply chain cost reductions in our operating regions. Having successfully completed much of the field delineation and production technology testing over the past two years, we are now focused on driving efficiencies by leveraging our fixed asset infrastructure, and maximizing value in our full-field development strategy. We believe the 2015 budget demonstrates a prudent path with a margin of safety to preserve the utility of our balance sheet, exhibit production and operations resilience, and, most importantly, enter 2016 in a strong competitive position in order to continue to execute on our long term plan.”

Hedging Profile

Settlement Period	Swap Volume	Fixed Price	Collar Volume	Average Short Floor	Average Floor	Average Ceiling
Oil	Bbl/d	$	Bbl/d	$	$	$
Q1 2015	6,000	95.39	6,500	68.08	84.32	95.90
Q2 2015	5,000	94.21	5,500	67.73	84.09	95.16
Q3-Q4 2015	2,000	93.43	6,500	68.46	84.62	95.49
FY 2016			5,500	70.00	85.00	96.83

Gas	MMBtu/d	$	MMBtu/d	$	$	$
FY 2015			15,000	3.50	4.00	4.75

Conversion to Three-Stream Reporting in the Rocky Mountain Region

The Company and its natural gas processing providers in the Rocky Mountain region reached agreements to restructure legacy gas processing contracts in favor of more customary industry structures which provide for the recognition of operated sales volumes categorized as oil, NGLs and natural gas. The conversion will more accurately convey our production metrics consistent with the Company’s reporting practice in its Mid-Continent region, allow more comparable results versus peers, and conform more closely to industry convention. The conversion results in an uplift to BOE volumes that the Company reports in the Rocky Mountain region due to the prior inability to report NGL volumes, but has no material impact to realized revenues as NGL revenues will replace the premium to benchmark Henry Hub prices that the Company realized historically on its wet gas sales volumes. This reporting conversion took effect on January 1, 2015.  For comparative purposes, the Company has estimated the following impacts to 2014 results assuming three-stream sales volumes.

	Two-Stream	Three-Stream
Approximate Average sales volumes (MBoe/d)	23.5	25.3

Operating cost and expense guidance (per Boe):
Lease operating	$8.00 – 8.60	7.43 – 7.99
Cash general and administrative(1)	$6.25 – 7.00	5.80 – 6.50

(1)         Excludes expenses related to executive departures and CEO transition.

Upcoming Conference Participation

Members of management will participate at the Credit Suisse Energy Summit in Vail, Colorado on February 24th. The presentation used for this event may be accessed from the Bonanza Creek website.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent energy company engaged in oil and natural gas exploration and production in the United States. The Company’s assets and operations are concentrated primarily in the Wattenberg Field in Colorado and in the oily Cotton Valley trend in southern Arkansas. The Company’s common shares are listed for trading on the New York Stock Exchange under the ticker symbol “BCEI.” For more information about the Company, please visit www.bonanzacrk.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s capital budget, capital expenditures, drilling program, drilling results, guidance, sales volumes, production rates, operating costs and expenses, and any reductions thereto, 3P inventory and reserves assumptions, development program, testing and recompletion activities; installation and the efficacy of the Company’s gathering and compression systems on midstream line pressures; and the Company’s preparedness for the downturn in crude oil pricing. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “forecast,”  “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities Exchange Commission on February 28, 2014. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Mr. Ryan Zorn

Senior Vice President, Finance and Treasurer

720-440-6172

Mr. James Masters

Investor Relations Manager

720-440-6121